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                               EXHIBIT I


                        PONDER INDUSTRIES, INC.
                          511 Commerce Road
                          Alice, Texas 78332
                            512-664-6831


May 23, 1996

Re: Registration Rights provided under the Stock Purchase Agreement dated
    May 23, 1996, by and among Ponder Energy Services, Inc., a wholly-owned subsidiary of Ponder Industries, Inc., Panther Oil Tools (UK) Ltd. and Panther Oil Tools Ltd. (the "Agreement")


Panther Oil Tools Ltd.
c/o Sydney Vane House
P.O. Box 201
Rue du Commerce
St. Peter Port
Guernsey Channel Islands


Gentlemen:

     This letter is to confirm the agreement of Ponder Industries, Inc. (the "Company") to execute registration rights agreements in favor of the shareholders of Panther Oil Tools Ltd. ("Panther") in the event of the dissolution of Panther with respect to the shares of the Company's common stock, $.01 par value issued to Panther. The Company agrees to provide to the shareholder assignees of Panther the registration rights provided for and as described in Section 11 of the Agreement.


                                      Very truly yours,

                                      PONDER INDUSTRIES, INC.


                                      By:      /s/ Eugene L. Butler
                                         ---------------------------------
                                           Eugene L. Butler, Executive
                                           Vice President & Chief
                                           Financial Officer


ACCEPTED:

PANTHER OIL TOOLS LTD.


By:     /s/ John LeSeelleur
   -----------------------------
    John LeSeelleur, President